Exhibit 3.42

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 158B)

Incorporators

NAME	POST OFFICE ADDRESS
Include given name in full in case of natural persons; in case of a corporation, give state of incorporation.

Sandra S. McQuay

The above-named incorporator does hereby associate (with the intention of forming a corporation under the provisions of General Laws, Chapter 156B) and hereby states:

1.	The name by which the corporation shall be known is:

Sealy of the Northeast, Inc.

2.	The purposes for which the corporation is formed are as follows:

To manufacture, assemble, prepare and construct mattresses, furniture, and home furnishings, with every name, nature and description, and any and all items of goods and merchandise incidental or collateral thereto, and to sell, whether at wholesale or retail, and distribute the same, whether for its own account or for that of others.

To acquire, hold, manage, improve, lease, buy and sell real estate, wherever situated, or any right or interest therein, and to acquire, hold, use, dispose or avail of, or invest in all kinds of personal property, whether tangible or intangible, of whatever kind and wheresoever situated, or any right or interest therein, including the stock of other corporations, and including as a going business or otherwise all or any part of the assets of any corporation, joint-stock company, trust, association, firm or individual, and in such cases to assume all or any part of its, their or his liabilities.

NOTE: If provisions for which the space provided under Articles 2, 4, 5 and 6 is not sufficient additions should be set out on continuation sheets to be numbered 2A, 2B, etc. Indicate under each Article where the provision is set out. Continuation sheets shall be on 8 1/2” x 11” paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

To act for others as agent, broker, factor, manager or in any other lawful manner; and to join with others in any enterprise conducive to the success of the corporation on such terms and conditions as may be agreed upon.

To borrow money and otherwise contract indebtedness, to issue bonds, notes and other evidences of indebtedness therefor, to assume or guarantee the payment of any dividends upon any stock, shares or other interests, whether to facilitate the disposal thereof or because of an interest in the proceeds thereof, or for any other lawful reason or consideration whatsoever, and to secure the same by mortgage or through lien upon all or any part of its assets.

To conduct its business, and keep one or more officers and to acquire, or mortgage, lease and convey real and personal property unlimitedly and without restriction in any of the states or territories of the United States, or in any foreign place or country so far as is permitted by the laws thereof.

To do any or all of the things in this certificate set forth as objects, purposes, powers or otherwise to the same extent and as fully as natural persons might or could do and in any part of the world as principal agent or otherwise.

To carry on in connection with the purposes any other business advantageous to the business of the corporation, and in general to do every act and thing, and carry on every other business whatsoever, convenient or proper for the accomplishment of the purposes or for the carrying on of the business of the corporation, and to exercise all the powers now conferred, and in the future to be conferred, by the laws of the Commonwealth of Massachusetts upon business corporations.

3.	The total number of shares and the , if any, of each class of stock which the corporation is authorized is as follows:

CLASS OF	WITHOUT PAR VALUE	WITH PAR VALUE
STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE	AMOUNT
Preferred	None	None		$	None
Common	None	250,000	$1.00		$250,000

*4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

Not applicable

*5.	The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

Not applicable

*6.	Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

Meetings of stockholders may be held anywhere within the United States as fixed in or determined in the manner provided in the By-Laws.

7.	By-laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk, whose names are set out below, have been duly elected.

8.	The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date (not more than 30 days after date of filing).

9.	The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the corporation.

a.	The post office address of the initial principal office of the corporation in Massachusetts is:

One Posturepedic Drive, Randolph, Massachusetts

b.	The name, residence, and post office address of each of the initial directors and following officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	Ernest M. Wuliger		Ohio-Sealy Mattress Mf’g Co. Central Nat’l Bank Bldg. Cleveland, Ohio 44114
Treasurer:	Frank J. Cerralvo, Jr.		Ohio-Sealy Mattress Mf’g Co. Central Nat’l Bank Bldg. Cleveland, Ohio 44114
Clerk:	Forrest B. Weinberg		Hahn, Loeser, Freedheim, Dean & Wellman 800 Nat’l City E. 6th Building
Cleveland, Ohio 44114
Directors:	Ernest M. Wuliger		Ohio-Sealy Mattress Mf’g Co. Central Nat’l Bank Bldg. Cleveland, Ohio 44114
	Alfred W. Harmon		The Sealy Space Southern Hotel Columbus, Ohio 43215
	N. Herschel Koblenz		Hahn, Loeser, Freedheim, Dean & Wellman 800 Nat’l City E. 6th Building Cleveland, Ohio 44114

c.	The date initially adopted on which the corporation’s fiscal year ends is:

November 30

d.	The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:

Third Wednesday in March

e.	The name and business address of the resident agent, if any, of the corporation is:

CT Corporation System, 10 Post Office Square, Boston, Mass. 02109

IN WITNESS WHEREOF and under the penalties of perjury the above-named INCORPORATOR signs these Articles of Organization this 27 day of January, 1973     .

/s/ Sandra S. McQuay

The signature of each incorporator which is not a natural person must be by an individual who shall show the capacity in which he acts and by signing shall represent under the penalties of perjury that he is duly authorized on its behalf to sign these Articles of Organization.

ARTICLES OF AMENDMENT

General Laws, Chapter 158B, Section 72

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We, Ronald E. Trzcinski, Vice President, and

            Frank J. Cerralvo, Clerk of

SEALY OF THE NORTHEAST, INC.

located at OnePosturepedic Drive, Randolph, Massachusetts 02368 do hereby certify that the following amendment to the articles of organization of the corporation was duly adopted at a meeting held on February 12, 1979 , by vote of 100 shares of common stock out of 100 shares outstanding,

(Class of Stock)

(Class of Stock)

CROSS OUT INAPPLICABLE CLAUSE

being at least a majority of each class outstanding and entitled to vote thereon: (1)

~~two thirds of each class outstanding and entitled to vote thereon and of each class or series of stock whose rights are adversely affected thereof.(2)~~

(1)	For amendments adopted pursuant to Chapter 156B, Section 70.
(2)	For amendments adopted pursuant to Chapter 158B, Section 71.

NOTE: Amendments for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets shall be on 8 1/2” wide x 11” high paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

(MASS. 163 8/16/76)

RESOLVED, that the Corporation’s Articles of Organization be amended to change the Corporation’s name to Ohio-Sealy Mattress Manufacturing Co. Inc.

The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of the General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 12th day of February, 1979.

/s/ Ronald E. Trzcinski	Ronald E. Trzcinski, Vice President

/s/ Frank J. Cerralvo	Frank J. Cerralvo, Clerk